Exhibit 99.5

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4, to which this consent is an exhibit, filed by Columbia Banking System, Inc., a Washington corporation (“Columbia”), with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of Columbia upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of April 23, 2025, by and among Columbia, Pacific Premier Bancorp, Inc. and Balboa Merger Sub, Inc.), and to the filing of this consent as an exhibit to the Registration Statement.

Date:	May 27, 2025

By:	/s/ Steven R. Gardner
Steven R. Gardner